OPTION TO PURCHASE

This Option to Purchase (this “Agreement”) is entered into effective December 31, 2023 (the “Effective Date”), by and between RSE Collection, LLC (“Optionee”) and Daniel Arsham Inc. (“Optionor” or “Artist”).

WHEREAS, Optionor has good and valid title to the asset described on Schedule A hereto (the “Asset”), free and clear of all encumbrances, and wishes to sell and assign the Asset to Optionee, and Optionee wishes to purchase the Asset from Optionor; and

WHEREAS, Optionee intends (a) to contribute the Asset to a series of Optionee (the “Series”); and (b) to offer to the public ownership interests in the Series (“Series Interests”) in an offering (the “Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Tier 2 of Regulation A, as amended, promulgated thereunder (“Regulation A”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and Optionor (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.Grant of Option. Subject to the provisions set forth herein, Optionor hereby grants Optionee the exclusive and irrevocable right and option (the “Option”), but not the obligation (unless such Option is exercised as provided for herein), to purchase the Asset for a purchase price of Three Hundred Thousand Dollars ($300,000.00) (the “Purchase Price”) plus the revenue share on the sale of Merchandise (as defined in Exhibit A) (the “Revenue Share”). The term of the Option shall commence on the December 15th, 2023 (the “Effective Date”) and shall expire upon the earlier of (the “Option Expiration Date”): (a) February 29th, 2024, or (b) the successful Closing (as defined below) of Optionee’s exercise of the Option hereunder, or (c) the date of termination of this Agreement pursuant to Section 7 below. Following execution hereof, on the earlier of (i) December 31, 2023 or (ii) Optionor’s approval of the Merchandise design, Optionee shall pay to Optionor a non-refundable deposit of Ten Thousand Dollars ($10,000), the full amount of which shall be deducted from the Purchase Price.

2.Option Exercise. Optionee shall have the right, but not the obligation, to exercise the Option at any time on or after the Effective Date and through the Option Expiration Date (the “Option Period”). It is hereby acknowledged and agreed that the Option hereby granted constitutes a present and absolute grant of the Option as of the date hereof. In order to exercise the Option, Optionee shall deliver prior to the Option Expiration Date a written notice of exercise (the “Exercise Notice”) to Optionor specifying the date (the “Closing Date”) on which the Optionee shall purchase and acquire from Optionor, the Asset (the “Closing”); provided, however, that the Closing Date shall be no fewer than one (1) days after the date of the Exercise Notice and no later than one (1) days after the end of the Option Period. Upon Optionee’s exercise of the Option as above provided, this Agreement will automatically become an agreement by Optionor to sell and convey the Asset to Optionee and an agreement by Optionee to purchase the Asset from Optionor, in each case upon the terms and conditions set forth herein. If Optionee delivers an Exercise Notice, Optionee agrees:

a.to pay Optionor the full Purchase Price (i.e. Three Hundred Thousand Dollars ($300,000.00)) by wire transfer to Optionor of immediately available funds, on the Closing Date; provided, the full amount of the Purchase Price shall not be due to Optionor unless Optionee has (i) approved the Merchandise design and (ii) fulfilled its obligations outlined in Sections 3 and 4 of Exhibit A;

b.Company shall cover all costs and expenses related to: packing, crating, delivery of the Asset (from a location designated by Optionor); and

c.Risk of loss with respect to the Asset shall transfer to Optionee upon Optionee’s retrieval of the Asset from a location of Optionor’s designation, to be mutually agreed upon in good faith.

3.Transfer of Title. Optionee shall transfer title to the Asset to Optionor upon exercise of the Option and subsequent payment of the Purchase Price. For clarity, should Optionee exercise the Option in accordance with the terms hereof, the Purchase Price shall be immediately paid to Optionee, and the Parties agree that, as of the Closing Date and successful repayment of the Purchase Price, Optionee shall have no further recourse against the title to the Asset, and Optionee shall be deemed the lawful owner of the physical Asset. Optionee may advertise itself as the Owner of the Asset upon transfer of title, including, without limitation, in connection with the Offering, and agrees to make any representations, affirmations, and execute any documentation to demonstrate its ownership of the physical Asset at any time as may be required by law or requested by Optionor. Notwithstanding the foregoing, Optionee shall not conduct the Offering prior to (i) paying Optionor the Purchase Price in full; and (ii) acquiring full legal title (i.e. title that is recognized and enforceable under applicable law) to the Asset.

4.Intellectual Property. Upon execution of the Option in accordance the terms hereof, including, without limitation, payment in full of the Purchase Price, Optionee shall be the owner of the physical Asset; provided Optionor shall retain all right, title, and interest to all Intellectual Property in the Asset. “Intellectual Property” shall mean all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, works of authorship, mask works, designations, know-how, information, discovery, invention (whether or not patentable), improvement, trademarks, copyrights, trade secrets, software, computer code, writing or other material. Any use by Optionee of any Intellectual Property belonging to Optionor and/or the name, image, or likeness of Optionor and Optionor’s employees and affiliates, including its principal, Daniel Arsham, shall be subject to Optionor’s prior written approval in each instance.

5.Representations and Warranties of Optionor. Optionor has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Optionor hereby represents that the name, year and authentication information set forth on Schedule A are true and accurate with respect to the Asset. Optionor now has and on the Closing Date will have (a) good and marketable title to the Asset, free and clear of all liens and encumbrances and (b) full right, power and authority to effect the sale and delivery of the Asset pursuant to this Agreement. Upon the Closing, including payment of the Purchase Price, Optionee will receive good and marketable title to the Asset, free and clear of all liens and encumbrances. This Agreement constitutes a legal, valid and binding obligation of Optionor, enforceable against Optionor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

6.Representations and Warranties of Optionee; Waiver. Optionee has all necessary power and authority to enter into this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, to carry out Optionee’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Optionee of this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, the performance by Optionee of its obligations hereunder and the consummation by Optionee of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Optionee. This Agreement constitutes a legal, valid and binding obligation of Optionee, enforceable against Optionee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. Optionee further acknowledges that, in the event that the Option is exercised in accordance with the terms of this Agreement, Optionee shall purchase the Asset on an ‘as is’ basis. Accordingly, the Asset is not subject to (and Optionor hereby disclaims) any warranty, whether express or implied, including, without limitation, any such warranty of quality, functionality, merchantability or fitness for a particular purpose. TO THE FULL EXTENT PERMISSIBLE BY LAW, OPTIONOR WILL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND ARISING FROM OPTIONEE’S PURCHASE AND/OR USE OF THE ASSET (WHETHER IN CONNECTION WITH THE OFFERING OR OTHERWISE), INCLUDING, BUT NOT LIMITED TO DIRECT, INDIRECT,

INCIDENTAL,PUNITIVE,ANDCONSEQUENTIALDAMAGES,UNLESSOTHERWISE SPECIFIED IN WRITING.

7.Covenants of Optionor. During the Option Period, Optionor shall maintain insurance with respect to the Asset in an amount and type of coverage typical for parties that own similar property. Optionor shall also use its best efforts to (a) maintain the Asset in the condition in which it existed on the Effective Date and (b) store the Asset in a safe place with adequate and proper internal control systems. Optionor agrees to provide Optionee with reasonable access to the Asset for the creation of marketing materials during the Option Period, and all such marketing materials shall remain Optionee’s sole property. Optionor will not advertise the Asset online, in print, on social media, or with a third-party dealer or listing service without Optionee’s prior written agreement. If, to the best of Optionor’s knowledge, the Asset is already listed or advertised for sale, Optionor agrees to immediately remove such listing or advertisement in its entirety, including any residual mention of the Asset being “for sale.”

8.Indemnification. Each of the Parties shall indemnify and hold harmless the other of, from and against any and all third party claims of damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ fees) (each, a “Claim”) which the other may suffer or incur by reason of a breach or alleged breach of this Agreement by the breaching Party. In addition and without limitation to the foregoing, Optionee shall fully indemnify and hold harmless Optionor from any such Claim (including, without limitation, Claims related to securities regulations) related to the Offering.

9.Termination. This Agreement may be terminated and the transaction contemplated herein may be abandoned at any time prior to the Closing (a) by the mutual written consent of the Parties or (b) by either Party in the event that, following the Effective Date, the Fair Market Value of the Asset changes by more than 20% from its Fair Market Value as of the Effective Date. For the purposes of this Agreement, “Fair Market Value” shall have the mutually agreed upon meaning set forth in Schedule A. In the event of such termination or the expiration of the Option Period without an exercise of the Option, this Agreement shall be of no further force or effect, provided, that Sections 3, 4, 5, 6, 7, 8, 10, 11and 12 shall survive any such termination and continue in full force and effect.

10.Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

11.Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Party at the set forth under its signature or such other address as the Party may hereafter specify by notice to the other Party given in accordance with this Section 11.

12.Miscellaneous. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement. It may not be modified or amended except by a writing signed by the Parties and is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder. The Parties agree that the terms of this Agreement shall be kept confidential (except as may be required by law, rule or regulation of any governmental authority) and will not be disclosed to any individual or entity, except that either Party may disclose such terms as are reasonably necessary to their respective members, lenders, officers, directors, members, managers, employees, accountants, counsel and agents, with a reasonable need to know such information in their representative capacities, and all persons acting by, through, under or in concert with any of them. Neither Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically. Any provision in this Agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent. The Parties have read, understand, and agree to the terms of this Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Agreement.

Signature page follows

Each of the undersigned has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

OPTIONOR:OPTIONEE:

Daniel Arsham Inc.

By: /s/ Daniel Arsham  Name: Daniel Arsham  Title: President  Address: 4-40 44th Drive

 Suite A

 Long Island City, NY 11101  Email: daniel@danielarsham.com

RSE Archive, LLC

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member By: RSE Markets, Inc., its sole member

By: /s/ Christopher Bruno
Name: Christopher Bruno  Title: CEO  Address: 446 Broadway

 New York, NY 10013  Email:  chris@rallyrd.com

Signature Page to Asset Purchase Agreement

Schedule A

to the Option to Purchase Agreement (the “Agreement”)

Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

Asset:Daniel Arsham RAUH-Welt BEGRIFF Slantnose Porsche 964 911 and related Kia Asamiya Manga Drawings

VIN:[INSERT]

Year:1991

Purchase Price:$300,000.00 (“Fair Market Value”)

Additional service to be provided and permissions granted by Optionor:

1.Intellectual Property: Optionor shall grant Optionee the license to use certain photographic images and artworks related to the Asset which are the property of Optionor (including the underlying intellectual property rights thereto), as well as the Optionor’s brand and logo (as designated by Optionor in its discretion) in connection with the Merchandising and Offering of the Asset; provided, at all times such license is subject to the limitations set forth Section 4 of the Agreement. Notwithstanding, the Parties acknowledge and agree that Optionor does not own the underlying intellectual property rights in the Kia Asamiya Manga Drawings (the “Drawings”), and accordingly, (i) such Drawings are not subject to any license granted hereunder and (ii) Optionee shall bear all cost and liability for any use of the Drawings in connection with the Offering or otherwise.

2.Merchandising: Upon exercise of the Option, the Parties shall enter into an agreement to create and cross-promote a limited edition series of physical merchandise related to the Asset (“Merchandise”), the specifics of which shall be outlined to a signed, separate writing between the Parties (e.g. Revenue Share, quantities, pricing, specific items of Merchandise to be created, etc.) attached to the Agreement as an addendum. Optionee shall bear any and all costs related to the manufacturing and production of Merchandise.

3.Meet & Greet: Optionor agrees to attend a meet and greet event at Optionee’s retail museum storefront in SoHo NYC on a date mutually determined by the Parties and subject to Optionor’s prior professional commitments, for a period not to exceed two hours, unless otherwise agreed, during which Optionor will personally sign Merchandise on behalf of purchasers.

4.Promotion: Optionor agrees to use available social media, PR, email lists, website, and other similar communication channels to promote the sale of the Merchandise by Optionee and the participation in the Meet & Greet. For the purpose of clarity, Optionor shall not be required promote the Offering in any manner.

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